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                                                     THE UNITED ILLUMINATING COMPANY                               Exhibit 12
                                                                                                                  PAGE 1 OF 2
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)
                                                                                                                    Twelve
                                                                                                                    Months
                                                                                                                     Ended
                                                                 Year Ended December 31,                           March 31,
                                         -------------------------------------------------------------------------
                                            1991          1992           1993           1994          1995           1996
                                            ----          ----           ----           ----          ----           ----
EARNINGS
   Net income                               $55,550        $56,768       $40,481        $46,795       $50,393         $52,644
   Federal income taxes                      20,844         19,276        22,342         34,551        41,951          41,965
   Stae income taxes                         12,647         16,878         4,645          6,216        12,976          13,222
   Fixed charges                            107,548        109,449        97,928         88,093        83,994          82,951
                                         -----------   ------------   -----------    -----------   -----------    ------------

   Earnings available for fixed charges    $196,589       $202,371      $165,396       $175,655      $189,314        $190,782


FIXED CHARGES
   Interest on long-term debt               $90,296        $88,666       $80,030        $73,772       $63,431         $64,318
   Other interest                             9,847         12,882        12,260         10,301        16,723          14,841
   Interest on nuclear fuel burned            2,440          2,963           928              -             -               -
   One third of rental charges                4,965          4,938         4,710          4,020         3,840           3,792
                                         -----------   ------------   -----------    -----------   -----------    ------------
                                           $107,548       $109,449       $97,928        $88,093       $83,994         $82,951

RATIO OF EARNINGS TO FIXED
 CHARGES                                     1.83           1.85          1.69           1.99          2.25            2.30
                                         -----------   ------------   -----------    -----------   -----------    ------------
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
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                                              THE UNITED ILLUMINATING COMPANY                           EXHIBIT 12
                                                                                                        PAGE 2 OF 2
                            COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                     AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                                                  (In Thousands)
                                                                                                           Twelve
                                                                                                           Months
                                                                                                           Ended
                                                            Year Ended December 31,                      March 31,
                                       ------------------------------------------------------------------
                                         1991         1992          1993         1994         1995          1996
                                         ----         ----          ----         ----         ----          ----
EARNINGS
   Net income                            $55,550      $56,768       $40,481      $46,795      $50,393       $52,644
   Federal income taxes                   20,844       19,276        22,342       34,551       41,951        41,965
   Stae income taxes                      12,647       16,878         4,645        6,216       12,976        13,222
   Fixed charges                         107,548      109,449        97,928       88,093       83,994        82,951
                                       ----------   ----------   -----------   ----------   ----------   -----------

  Earnings available for combined fixed
   charges and preferred stock
   dividend requirements                $196,589     $202,371      $165,396     $175,655     $189,314      $190,782
                                       ----------   ----------   -----------   ----------   ----------   -----------


FIXED CHARGES AND PREFERRED
 STOCK DIVIDEND REQUIREMENTS
   Interest on long-term debt            $90,296      $88,666       $80,030      $73,772      $63,431      $ 64,318
   Other interest                          9,847       12,882        12,260       10,301       16,723        14,841
   Interest on nuclear fuel burned         2,440        2,963           928            -            -             -
   One third of rental charges             4,965        4,938         4,710        4,020        3,840         3,792
   Preferred stock dividend requirements (17,260        7,100         7,197        6,223        2,778         1,489
                                       ----------   ----------   -----------   ----------   ----------   -----------
                                        $114,808     $116,549      $105,125      $94,316      $86,772       $84,440
                                       ----------   ----------   -----------   ----------   ----------   -----------

RATIO OF EARNINGS TO FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDEND REQUIREMENTS                  1.71         1.74          1.57         1.86         2.18          2.26
                                       ----------   ----------   -----------   ----------   ----------   -----------



(1) Preferred Stock Dividends increased to reflect the pre-tax earnings required to cover such dividend requirements.
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